Exhibit 10.1


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

IN RE LEXENT INC.                )   Cons. C.A. No. 20177
SHAREHOLDERS LITIGATION          )


                            STIPULATION OF SETTLEMENT

      The parties to the above-captioned action, by and through their respective attorneys, have entered into the following Stipulation of Settlement (the "Stipulation") subject to the approval of the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"):

      WHEREAS,

      A. Defendant Lexent Inc. ("Lexent") is a Delaware corporation with its principal place of business in New York, New York.

      B. Defendants Hugh J. O'Kane, Jr. and Kevin M. O'Kane (together, the "Individual Defendants" or the "O'Kanes") are directors of Lexent.

      C. On February 18, 2003, Lexent announced that it had received an offer from a management group (the "Buying Group") to purchase all the outstanding shares of common stock of Lexent, other than those owned by the Buying Group for $1.25 per share (the "Proposed Transaction"). The O'Kanes are members of the Buying Group.

      D. On the same day, Lexent announced that Richard W. Smith had resigned from the Lexent board of directors (the "Board"), effective February 17, 2003. The
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resignation of Mr. Smith, coupled with the resignation of three other directors earlier in the year, left the O'Kanes as the only remaining directors of Lexent.

      E. On February 19, 2003, Lexent announced revenue of $31.7 million and a net loss of $34 million or $0.81 per share for the quarter ended December 31, 2002. Revenue for the full year 2002 was $123.8 million and net loss was $50.3 million or $1.20 per share.

      F. In response to the announcement of the Proposed Transaction, six putative class action complaints (the "Class Actions") were filed in this Court in actions styled as Robert Ramsey v. Kevin M. O'Kane, et al., C.A. No. 20162; Ronald Pelletier v. Lexent, Inc., et al., C.A. No. 20163; Anthony Chiarenza v. Lexent, Inc., et al., C.A. No. 20165; William Moberly v. Lexent, Inc., et al., C.A. No. 20166; Birchas Shmuel v. Lexent, Inc., et al., C.A. No. 20171, and Marc Bocciardi v. Lexent, Inc., et al., C.A. No. 20177. The complaints in the Class Actions generally alleged that the Individual Defendants breached their fiduciary duties by proposing to buy out Lexent's public stockholders through an unfair process and at an unfair price.

      G. Certain plaintiffs in the Class Actions sought expedited discovery and an order preliminarily enjoining the Proposed Transaction. The Court declined to schedule a hearing on the motion for preliminary injunction. However, the Court ordered limited document discovery which Lexent and the Individual Defendants (collectively "Defendants") provided.

      H. Due to the fact that the only members of the Board are also members of the Buying Group, Lexent announced on March 3, 2003 that it had retained Rodman & Renshaw, Inc. ("Rodman & Renshaw") to assist it in analyzing and evaluating the Buying

Group's proposal and to render an opinion as to the fairness, from a financial point of view, of the Proposed Transaction to Lexent's stockholders (other than the members of the Buying Group). In light of the O'Kanes' interest in the Proposed Transaction, Rodman & Renshaw was selected by a management committee comprised of Lexent's chief financial officer and Lexent's general counsel, neither of whom is a member of the Buying Group. Prior to the formation of the management committee, Lexent's general counsel retained the law firms of Lowenstein Sandler PC and Richards, Layton & Finger, P.A. to assist Lexent from a legal perspective in analyzing, evaluating, responding to and negotiating the Proposed Transaction and related documentation.

      I. On March 12, 2003, Lexent announced that it had received a letter from The Nasdaq Stock Market ("Nasdaq") notifying Lexent that, as a result of the previously announced resignations of its independent directors, Lexent did not meet the independent director and audit committee requirements for listing on Nasdaq.

      J. By order dated April 7, 2003, the Court consolidated the Class Actions under the caption In re Lexent Inc. Shareholders Litigation, Cons. C.A. No. 20177 (the "Action").

      K. On April 23, 2003, Lexent announced revenue of $20.3 million and a net loss of $6 million or $0.14 per share for the quarter ended March 31, 2003.

      L. As Rodman & Renshaw performed its analysis, representatives of Rodman & Renshaw met with plaintiffs' counsel and their financial advisor on three occasions. In addition, representatives of Rodman & Renshaw spoke with plaintiffs' financial advisor by telephone on one occasion. Plaintiffs' counsel also met four times with some
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combination of Defendants' counsel, the Individual Defendants and representatives of Lexent management. Rodman & Renshaw also met with one of Lexent's institutional investors (subject to a confidentiality covenant).

      M. During the course of the meetings and telephone conversations referenced above, the participants exchanged information and views on, among other things, (i) Lexent's most recent financial and market performance; (ii) Lexent's cash positions and consumption; (iii) Lexent's budgets and forecasts;
(iv) Lexent's business prospects and outlook for the future; (v) the telecommunications industry; (vi) the value of Lexent; (vii) the Proposed Transaction; (viii) alternatives to the Proposed Transaction; (ix) various valuation methodologies as they would apply to Lexent, including discounted cash flow liquidation, comparable transactions and market trading values; and (x) the Action.

      N. After arms-length negotiations, the parties to the Action reached an agreement in principle pursuant to which (i) the Buying Group agreed, among other things, to enter into an agreement to purchase all of the outstanding shares of Lexent common stock not owned by the purchasing entity formed by the Buying Group for $1.50 per share -- $.25 per share more than was offered in the Proposed Transaction (the "Transaction") and (ii) the Transaction would be subject to a "majority of the minority" vote, as described below. In connection with reaching the agreement in principle, the parties were informed by Rodman & Renshaw that it was prepared to issue an opinion that the Transaction is fair, from a financial point of view, to the stockholders of Lexent (other than the purchasing entity formed by the Buying Group). Consummation of the

Transaction is conditioned upon, among other things, this Stipulation being in full force and effect and the parties to the Stipulation (other than the O'Kanes) having complied with and not violated the terms of this Stipulation.

      O. On June 25, 2003, Lexent announced that Nasdaq would delist Lexent's common stock from Nasdaq effective with the open of business on June 26, 2003. Since that date, Lexent common stock has been trading on the OTC Bulletin Board.

      P. In light of the aforementioned investigation, the facts developed in discovery, the events, negotiations and agreements described above, and analysis of applicable law, counsel for plaintiffs in the Action have concluded that the terms and conditions of the settlement provided for in this Stipulation (the "Settlement") are fair, reasonable, adequate, and in the best interests of the plaintiffs and all record and beneficial owners of Lexent common stock from and after February 18, 2003 through and including the effective date of the Transaction, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Defendants in the Action and their affiliates and associates (the "Class").

      Q. Plaintiffs in the Action enter into this Stipulation after taking into account (i) the substantial benefits to the members of the Class from the Transaction, (ii) the risk of continued litigation, (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation, and (iv) the conclusion of counsel for plaintiffs that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Lexent common stockholders represented in the Action. Plaintiffs and plaintiffs' counsel have agreed to the terms of the Settlement because, in their view, the Settlement achieves plaintiffs' objectives in the Action and provides plaintiffs with a fair value for their shares.

      R. While maintaining their innocence of any fault or wrongdoing, and relying on the provision of the Stipulation that it shall in no event be construed as or deemed to be evidence of an admission or concession on the part of Defendants or any Released Person (as defined below) of any fault or liability whatsoever, and without conceding any infirmity in their defenses against the claims alleged in the Action, Defendants consider it desirable that the Action be settled and dismissed, subject to the terms and conditions of the Stipulation, because the Settlement will (i) halt the substantial expense, inconvenience and distraction of continued litigation of plaintiffs' claims;
(ii) finally put to rest those claims; and (iii) dispel any uncertainty that may exist as a result of this litigation.

      NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the parties, subject to the approval of the Court pursuant to Court of Chancery Rule 23 (with no opt-out rights), that the Action hereby is compromised, settled, released, discharged and dismissed with prejudice in accordance with the terms and conditions set forth below.

                                 THE SETTLEMENT

            1. A new entity ("Merger Corp.") formed and controlled by the Buying Group (which will consist of only the O'Kanes) and Lexent have entered into a merger agreement, pursuant to which all of the outstanding shares of common stock of Lexent not owned by Merger Corp. will be converted into the right to receive $1.50 per share in cash (except to the extent that appraisal rights have been exercised). Shares held by members of the Buying Group not contributed to Merger Corp. will also be converted into the right to receive $1.50 per share in cash, provided, however, that not more than 20% of the shares of the Buying Group shall be converted into $1.50 per share in cash. The outstanding shares of Merger Corp. shall become the shares of the surviving corporation. Outstanding vested Lexent options shall become fully exercisable and shall be cancelled in consideration for the product of (i) the excess of $1.50 over the applicable exercise price and (ii) the number of shares subject to option. Unvested Lexent options will be terminated and cancelled without consideration.

            2. In addition to the approvals required by applicable laws and regulations and Lexent's certificate of incorporation and bylaws, the Transaction will not be consummated unless the number of shares held by stockholders (other than members of the Buying Group) voted in favor of the Transaction exceeds the number of shares held by stockholders (other than the members of the Buying Group) voted against the Transaction. In connection with this determination, abstentions, non-votes and invalid votes will not be counted for any purpose, and votes by persons who have agreed with the

Buying Group to vote for the Transaction, but who are not also owners or investors, directly or indirectly, in the Buying Group, will be counted for this purpose.

            3. Prior to the filing and mailing of the proxy statement in connection with the Transaction (the "Proxy Statement"), Lexent will provide counsel for plaintiffs with a draft of the Proxy Statement (including the merger agreement related to the Transaction).

            4. In consideration for the terms and conditions of the Stipulation, any and all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence or violations of the federal securities laws) by or on behalf of any and all of the plaintiffs in the Action and/or any and all of the members of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against Defendants (including the Individual Defendants), and/or any of their families, parent entities, associates, affiliates (including, without limitation, Christine G. Kelly, George Garcia, Dennis Olivia, R. Patricia Kelly, Matthew S. Kelly, William J. Harmon, Bruce Levy and Daniel M. Corbett) or subsidiaries and each and all of their respective past, present or future officers, directors (including, without limitation, Richard L. Schwob, Kathleen A. Perone, Richard W. Smith and L. White Matthews, III), stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, could have arisen, arise now, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the complaints filed in the Action, the Proposed Transaction or the Transaction (collectively, the "Settled Claims") shall be fully, finally, and forever compromised, settled, discharged, dismissed with prejudice and released, provided, however, that claims for appraisal under 8 Del. C. Section 262 shall not be released.

                       SUBMISSION AND APPLICATION TO COURT

            5. As soon as practicable after the execution of the Stipulation, the parties hereto shall jointly apply to the Court for an order substantially in the form attached hereto as Exhibit A (the "Scheduling Order").

                                     NOTICE

            6. Lexent will pay all actual costs incurred in identifying and notifying by mail the members of the Class of the Settlement, including the printing and copying of the Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the "Notice"), substantially in the form attached hereto as Exhibit B as set forth in the Scheduling Order.

                            ORDER AND FINAL JUDGMENT

            7. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall promptly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C.

                             FINALITY OF SETTLEMENT

            8. The Settlement shall be considered final ("Final," "Final Approval" or "Finally Approved") for purposes of this Stipulation: (i) upon entry of the Order and Final Judgment approving the Settlement; and (ii) upon the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed.

                      RIGHT TO WITHDRAW FROM THE SETTLEMENT

            9. Each of the parties shall have the option to withdraw from and terminate the Settlement in the event that (i) either the Scheduling Order or the Order and Final Judgment referred to above are not entered substantially in the forms specified herein, or in a form as may be ordered by the Court with the consent of the parties, (ii) the Settlement is not approved by the Court, is disapproved or substantially modified upon appeal or otherwise does not become Final, or (iii) the Transaction is not consummated.

            10. In the event the Settlement proposed herein is not Finally Approved by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such

Settlement are not fulfilled, then the Settlement proposed herein shall be of no further force and effect, and this Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation.

            11. In order to exercise the option to withdraw from and terminate this Settlement, a party must provide, within five (5) days of the event giving rise to such option, written notice of such withdrawal and the grounds therefor to all signatories to this Stipulation.

                         DEFENDANTS' DENIAL OF LIABILITY

            12. Defendants in the Action specifically disclaim any liability whatsoever relating to any of the Settled Claims, expressly deny having engaged in any wrongful or illegal activity, or having violated any law or regulation or duty, expressly deny that any person or entity has suffered any harm or damages as a result of the Settled Claims, and are making this Settlement solely to avoid the distraction, burden and expense occasioned by continued litigation. The Court has made no finding that Defendants engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect. Defendants believe they have acted with the utmost candor and honesty, and have at all times acted in the best interests of the Lexent stockholders. Without conceding any infirmity in their defenses against the Settled Claims, Defendants are agreeing to the Settlement solely to avoid the substantial burden, expense, distraction and inconvenience of continued litigation.

                          ATTORNEYS' FEES AND EXPENSES

            13. At or before the hearing, counsel for plaintiffs in the Action will petition the Court for an award of attorneys' fees and expenses in an aggregate amount not to exceed $500,000. Defendants agree they will not object to such an application by plaintiffs' counsel, but Defendants retain the right to oppose any other application for fees or disbursements in the Action by plaintiffs, plaintiffs' counsel or any other person. Defendants agree to pay any fees and expenses that are awarded by the Court in the Action to the firm of Prickett, Jones & Elliott, P.A. as receiving agent for plaintiffs' counsel in the Action. All fees paid to plaintiffs' counsel shall be paid exclusively by Lexent or its successors on behalf of and for the benefit of the Individual Defendants. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independently of any award of attorneys' fees and reimbursement of expenses. No counsel for plaintiffs in the Action shall apply to any court for any fees or disbursements except as provided for in this paragraph.

            14. Subject to the terms and conditions of this Stipulation, any fees and expenses awarded by the Court shall be payable by Lexent or its successors within 10 days after the later of (i) Final Approval of the Settlement or (ii) the closing of the Transaction. Except as expressly provided herein, Defendants shall bear no other expenses, costs, damages, or fees alleged or incurred by the named plaintiffs in the Action, or any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives. If there is an appeal of the approval of the Settlement and/or the award of attorneys' fees and expenses, the payment of the award of fees and expenses shall include interest at the legal rate from the date of entry of the Order and Final Judgment approving the Settlement.

                            RELEASE OF UNKNOWN CLAIMS

            15. The release contemplated by this Stipulation extends to claims that plaintiffs, on behalf of the Class, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into this release and Stipulation. Each of the named plaintiffs and each member of the Class shall be deemed to waive any and all provisions, rights and benefits and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person's release of unknown claims. Plaintiffs, on behalf of the class, acknowledge that they or members of the Class may discover facts in addition to or that are different from those that they now know or believe to be true with respect to the subject matter of this release and Stipulation, but that it is their intention, on behalf of the Class, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed and without regard to the subsequent discovery or existence of such additional or different facts, provided, however, that claims for appraisal under 8 Del. C. Section 262 shall not be released.

                                    AUTHORITY

            16. Each of the attorneys executing the Stipulation on behalf of one or more of the parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of his or her respective client or clients.

                          STIPULATION NOT AN ADMISSION

            17. The provisions contained in the Stipulation and all negotiations, statements and proceedings in connection therewith shall not be deemed a presumption, a concession or an admission by any defendant of any fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Action or any other actions or proceedings and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

            18. This Stipulation, together with any exhibits, shall be deemed to have been mutually prepared by the settling parties and shall not be construed against any of them by reason of authorship.

                                  COUNTERPARTS

            19. This Stipulation may be executed in any number of actual or telecopied counterparts and by each of the different parties thereto on several counterparts, each of which when so executed and delivered shall be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached to one such original and shall constitute one and the same instrument.

                                     WAIVER

            20. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.

                                   AMENDMENTS

            21. This Stipulation may not be amended, or any of its provisions waived, except by a writing executed by all of the parties hereto.

            22. This Stipulation, upon becoming operative, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators and upon any corporation, partnership or entity into or with which any party may merge or consolidate.

            23. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

                              GOVERNING LAW; FORUM

            24. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

            25. In the event of any dispute or disagreement with respect to the meaning, effect or interpretation of the Stipulation or an attached exhibit or in the event of a claimed breach of the Stipulation or an attached exhibit, the parties hereto agree that such dispute will be adjudicated only in this Court. The Court shall retain jurisdiction for purposes, among other things, of administering the Settlement and resolving any disputes hereunder without affecting the finality of the Settlement.

                                  BEST EFFORTS

            26. The parties hereto and their attorneys agree to cooperate fully with one another in seeking the Court's approval of this Stipulation and the Settlement and to use their best efforts to effect the prompt Final Approval of this Stipulation and the Settlement.

            27. If any claims which are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any person in any court prior to or following Final Approval of the Settlement, the plaintiffs shall join, where possible, in any motion to dismiss or stay such proceedings and shall otherwise use their best efforts to effect a withdrawal or dismissal of the claims.

                            NON-ASSIGNMENT OF CLAIMS

          28. Plaintiffs in the Action and their counsel represent and warrant that (i) plaintiffs are members of the Class, and (ii) none of the plaintiffs' claims or causes of action in the Action has been assigned, encumbered or in any manner transferred in whole or in part.

OF COUNSEL:

Schiffrin & Barroway, LLP                       /s/ Michael Hanrahan
Three Bala Plaza East, Suite 400                Michael Hanrahan
Bala Cynwyd, Pennsylvania  19004                Gary F. Traynor
(610) 667-7706                                  Paul A. Fioravanti, Jr.
                                                Prickett Jones & Elliott, P.A.
Beatie and Osborn LLP                           1310 King Street
521 Fifth Avenue, 34th Floor                    P.O. Box 1328
New York, New York  10175                       Wilmington, Delaware  19899
(212) 888-9000                                    Plaintiffs' Lead Counsel

Rosenthal, Monhait, Gross & Goddess, P.A.
919 Market Street
Mellon Bank Center, Suite 1401
Wilmington, Delaware 19801
(302) 656-4433

Cauley Geller Bowman Coates & Rudman, LLP
2255 Glades Road, Suite 421A
Boca Raton, Florida  33431
(561) 750-3000

Klett Rooney Lieber & Schorling
The Brandywine Building
1000 West Street, Suite 1410
Wilmington, Delaware  19801
(302) 552-4200

Shepherd, Finkelman, Miller & Shah, LLC
35 East State Street
Media, Pennsylvania  19063
(610) 891-9880

Law Office of William Coudert Rand
711 Third Avenue, Suite 1505
New York, New York  10017
(212) 286-1425

OF COUNSEL:

Mayer, Brown, Rowe & Maw LLP              /s/ Danielle Gibbs
1675 Broadway                             David C. McBride
New York, New York 10019-5820             Danielle Gibbs
(212) 506-2500                            Young Conaway Stargatt & Taylor, LLP
                                          The Brandywine Building
                                          1000 West Street, 17th Floor
                                          Wilmington, Delaware 19801
                                            Attorneys for Defendants Hugh J.
                                            O'Kane, Jr. and Kevin M. O'Kane


OF COUNSEL:

Lowenstein Sandler PC                     /s/ Raymond J. DiCamillo
65 Livingston Avenue                      Raymond J. DiCamillo
Roseland, New Jersey 07068-1791           Richards, Layton & Finger, P.A.
(973) 597-2500                            One Rodney Square
                                          P.O. Box 551
                                          Wilmington, Delaware 19899
                                            Attorneys for Defendant Lexent Inc.


Dated:  August 5, 2003


                                      -22-